Exhibit 99.1

Natural Health Farm Holdings, Inc acquires majority stake in Australia’s Naturopathic and Homeopathic Manufacturer, PremaLife Australia Pty Ltd Press Release | 12/03/2018

Vegas, Nevada, Dec. 03, 2018 (GLOBE NEWSWIRE) -- Natural Health Farm Holdings, Inc (OTCQB: NHEL) (the “Company” or “NHF Holdings”) today announced that it has acquired 51% of the issued and outstanding shares of PremaLife Australia Pty Ltd trading as Natural Vitality Australia (“NVA”) and 60% of GGLG Properties Pty Ltd, the property where the company operates.

Under the agreement, NHF Holdings shall acquire 51% of PremaLife Australia and 60% of the property under a share for share agreement where the current shareholders namely:

1.	Natural Health & Education Pty Ltd

2.	35 Kambea Pty Ltd

3.	The Gillard Family Trust

Shall receive shares worth AUD 1,650,000 (approximately 1,218,000 US $) in Natural Health Farm Holdings Inc at the market price on closing date of December 3, 2018.

Rob Molhoek, Director of NVA, said “ the acquisition of a majority stake of NVA by Natural Health Farm Holdings Inc is great news as it will provide a path forward including rock solid financing access for NVA, that will help the company grow and execute on its strategic business plan for Australia and globally.”

Vernon Tee, President of Natural Health Farm Holdings added, “the acquisition of NVA fits our strategic vision of becoming the premiere one-stop nutraceuticals biotechnology company with research & development, manufacturing, distribution, education and support. We are delighted how this all came together.”

About PremaLife Australia Pty Ltd

PremaLife Australia Pty Ltd is a manufacturer and supplier of functional foods and supplements, of practitioner only naturopathic and homeopathic medicines in Australia for more than 30 years. The company hosts regular educational webinars and seminars for practitioners to learn about the products.

For more information:

http://nva.com.au
https://premalifeaustralia.com
https://wonderfoods.com.au

About Natural Health Farm Holdings Inc

NHEL – is a Nevada based fully integrated nutraceuticals biotechnology company offering clinically researched naturopathic products.

Since November 2017 the company has developed and commercialized a proprietary web-based Naturopathic Learning Management System, that enables consumers and distributors to be educated on health-related aspects of various diseases.

For further information, please visit www.nhf-holdings.com

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Contact information

Patricia Yeoh

ir@nhf-holdings.com

www.nhf-holdings.com